                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   Ethyl Corp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                [LOGO OF ETHYL]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of common stock, $1.00 par value ("Ethyl Common Stock"), of Ethyl Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Wednesday, May 30, 2001, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year;

  2. To approve the designation by the Board of Directors of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2001; and

  3. To transact such other business as may properly come before the meeting.

  Holders of shares of Ethyl Common Stock of record at the close of business on March 27, 2001, will be entitled to vote at the meeting.

  You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

  If you are present at the meeting, you may vote in person even if you already have sent in your proxy.

                                          By Order of the Board of Directors

                                          M. Rudolph West, Secretary

April 24, 2001

                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF SHAREHOLDERS
                               ETHYL CORPORATION

                            To be held May 30, 2001
                  Approximate date of mailing--April 24, 2001

  Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Wednesday, May 30, 2001. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation at the Corporation's address listed below. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

  On March 27, 2001, the date for determining shareholders entitled to vote at the meeting, there were outstanding 83,454,650 shares of Ethyl Common Stock. Each share of Ethyl Common Stock is entitled to one vote. The holders of a majority of the shares of Ethyl Common Stock issued and outstanding as of the close of business on March 27, 2001 will constitute a quorum at the meeting.

  The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Ethyl Common Stock voted in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

  The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Corporate Investor Communications, Inc. has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.

  The Corporation's street address is 330 South Fourth Street, Richmond, Virginia 23219.

                             ELECTION OF DIRECTORS

  Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Each of the nominees presently is serving as a director. The Board has no reason to believe that any of the nominees will be unavailable.

William W. Berry; age 68; director since 1983; Chairman of the Board of New
   England Independent System Operator (regional manager of electric bulk power generation and transmission systems) since June 1997, having served as an independent consultant from 1992-1997. Other directorship: Universal Corporation.

Phyllis L. Cothran; age 54; director since 1995; retired, having served as President and Chief Operating Officer of Trigon Healthcare, Inc., formerly Blue Cross and Blue Shield of Virginia, (health insurance company) from November 1990 to March 1997. Other directorship: Tredegar Corporation.

Bruce C. Gottwald; age 67; director since 1962; Chairman of the Board,
   Chairman of the Executive Committee and Chief Executive Officer of the Corporation since March 1, 1994. Other directorship: CSX Corporation.

Thomas E. Gottwald; age 40; director since 1994; President and Chief Operating
   Officer of the Corporation since March 1, 1994.

Gilbert M. Grosvenor; age 69; director since 1985; Chairman of the Board of
   Trustees of the National Geographic Society (magazine publisher and scientific society), having served as Chief Executive Officer of the National Geographic Society from 1980-1996. Other directorships: Saul Centers, Inc., Marriott International, Inc. and Chevy Chase Bank, F.S.B.

Sidney Buford Scott; age 68; director since 1959; Chairman of the Board of
   Scott & Stringfellow, Inc. (investment bankers and brokers).

Charles B. Walker; age 62; director since 1989; Vice Chairman of the Board and
   Chief Financial Officer of Albemarle Corporation (specialty chemicals company) since 1994; Former Vice Chairman of the Board from March 1, 1994 until January 31, 1998, and Chief Financial Officer and Treasurer of the Corporation from March 1, 1994 until October 1, 1997, having served as Treasurer of the Corporation since July 1, 1993. Other directorships:
   Albemarle Corporation and Nations Fund Trust/Nations Fund, Inc.

  In 2000, each director attended at least 75% of the aggregate of (i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors. Seven meetings of the Corporation's Board of Directors were held during 2000.

  The Corporation's executive committee currently consists of Messrs. Bruce C. Gottwald, Berry, Thomas E. Gottwald and Scott. During 2000, the executive committee did not meet.

  Ms. Cothran and Messrs. Berry, Grosvenor and Scott currently serve on the Corporation's audit committee. During 2000, the audit committee met on six occasions. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation. All the members of the audit committee are "independent" directors as defined by the rules of The New York Stock Exchange, the exchange on which shares of Ethyl Common Stock are listed.

  The Corporation's nominating committee currently consists of Messrs. Grosvenor, Berry and Bruce C. Gottwald. The nominating committee did not meet during 2000. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified,
(iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

  Messrs. Berry, Grosvenor and Scott and Ms. Cothran currently serve as the Corporation's bonus, salary and stock option committee. During 2000, the bonus, salary and stock option committee met on five occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management-level personnel and grants options under the Corporation's incentive stock option plan (the "Incentive Stock Option Plan").

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Thomas E. Gottwald, President and director of the Corporation, is a son of Bruce C. Gottwald. The members of the family of Bruce C. Gottwald may be deemed to be control persons of the Corporation.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Corporation, the Corporation believes that there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of Ethyl Common Stock, except that Mr. Scott inadvertently did not report in a timely manner the sale of shares owned by his wife, which he subsequently reported on a Form 5.

                                STOCK OWNERSHIP

  The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of December 31, 2000, of more than 5% of the outstanding voting shares of the Corporation.

                                                                          Percent
Title of             Name and Address of              Number                of
Class                 Beneficial Owners             of Shares              Class
--------             -------------------            ---------             -------
Common Stock     Floyd D. Gottwald, Jr., and       21,002,330(b)(c)       25.17%
                 Bruce C. Gottwald (a)
                 330 South Fourth Street
                 P.O. Box 2189
                 Richmond, Virginia 23219

--------
(a) Floyd D. Gottwald, Jr. and Bruce C. Gottwald, who are brothers, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement between them with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.
(b) As of December 31, 2000, Floyd D. Gottwald, Jr. and Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 11,260,472 shares held by their wives, adult sons and in certain trust relationships as to which they disclaim beneficial ownership. This amount includes an aggregate of 4,272,607 shares of Ethyl Common Stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. and an aggregate of 4,647,269 shares of Ethyl Common stock beneficially owned by the adult sons of Bruce C. Gottwald. Floyd D. Gottwald, Jr., Bruce C. Gottwald and their adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.
(c) This amount includes any shares owned of record by Merrill Lynch, Pierce, Fenner & Smith Incorporated as Trustee under the Corporation's savings plan for the benefit of Bruce C. Gottwald and Thomas E. Gottwald. This amount does not include shares held by the Trustee of such plan for the benefit of employees of the Corporation other than Bruce C. Gottwald and Thomas E. Gottwald. Shares held under the Corporation's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his or her shares generally are voted by the Trustee in accordance with the Board's recommendations to the shareholders. Because members of the family of Bruce C. Gottwald are executive officers and directors of the Corporation and are the largest shareholders of the Corporation, they may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.

  The following table sets forth as of January 31, 2001, the beneficial ownership of Ethyl Common Stock by all directors of the Corporation, the Chief Executive Officer and the four next most highly compensated executive officers (the "Named Executive Officers") and all directors and officers of the Corporation as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

 Name of
Beneficial
 Owner or
Number of      Number of Shares       Number of Shares      Total
Persons in      with Sole Voting     with Shared Voting     Number     Percent
  Group     and Investment Power/1/ and Investment Power  of Shares  of Class/2/
----------  ----------------------- --------------------- ---------- -----------
William
 W. Berry              4,314                  2,146/3/         6,460
Phyllis
 L.
 Cothran               4,881                      0            4,881
Bruce C.
 Gottwald          4,987,224                620,985/4/     5,608,209     6.72%
Thomas E.
 Gottwald            595,440              3,215,681/5/     3,811,121     4.56%
Gilbert
 M.
 Grosvenor             4,804                      0            4,804
Alexander
 McLean               29,462                      0           29,462
Henry C.
 Page,
 Jr.                  71,888                      0           71,888
Newton A.
 Perry                50,261                      0           50,261
Sidney
 Buford
 Scott                65,104                      0           65,104
Charles
 B.
 Walker              178,204                      0          178,204
Directors
 and
 officers
 as a
 group
 (22
 persons)          6,344,484              3,851,096       10,217,500    12.19%

--------
 /1/The amounts in this column include shares of Ethyl Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of January 31, 2001, pursuant to the Incentive Stock Option Plan: Thomas E. Gottwald: 80,000 shares; Alexander McLean:
   10,000 shares; Henry C. Page, Jr.: 33,330; Newton A. Perry: 32,208 shares; Charles B. Walker: 118,452 shares; and directors and officers as a group:
   381,250 shares.
 /2/Except as indicated, each person or group owns less than 1% of Ethyl
   Common Stock.
 /3/Mr. Berry disclaims beneficial ownership of all 2,146 of such shares. /4/Mr. Bruce C. Gottwald disclaims beneficial ownership of all 620,985 of such shares.
 /5/Mr. Thomas E. Gottwald disclaims beneficial ownership of all 3,215,681 of such shares. This amount includes 3,186,101 shares of Ethyl Common Stock that Mr. Gottwald may be deemed to own beneficially. Such shares constitute Mr. Gottwald's interest as beneficiary of a trust of which he is a co-trustee.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  The following table presents information relating to total compensation of the Named Executive Officers for the fiscal years ended December 31, 2000, 1999 and 1998.

                                                                   Long-Term
                                   Annual Compensation           Compensation
                              ------------------------------ ---------------------
Name and Principal                              Other Annual  Restricted  Options/  All Other
Position                 Year  Salary   Bonus   Compensation Stock Awards   SARs   Compensation
------------------       ---- -------- -------- ------------ ------------ -------- ------------
Bruce C. Gottwald        2000 $770,000 $     --    $  --        $  --        --      $38,500/1/
 Chairman of the Board
  and                    1999  770,000       --       --           --        --       38,500
 Chief Executive Officer 1998  770,000       --       --           --        --       38,500

Thomas E. Gottwald       2000 $411,800 $     --    $  --        $  --        --      $20,590/2/
 President and           1999  396,000       --       --           --        --       19,800
 Chief Operating Officer 1998  396,000  100,000       --           --        --       19,800

Henry C. Page, Jr.       2000 $273,400 $     --    $  --        $  --        --      $13,670/3/
 Vice President--Human   1999  273,400   35,000       --           --        --       13,670
 Resources and External
  Affairs                1998  262,900   35,000       --           --        --       13,145

Newton A. Perry          2000 $260,000 $     --    $  --        $  --        --      $13,000/4/
 Senior Vice President   1999  252,500   75,000       --           --        --       12,625
 Antiknocks              1998  250,000  150,000       --           --        --       12,500

Alexander McLean         2000 $246,800 $     --    $  --        $  --        --      $12,340/5/
 Senior Vice President   1999  239,675   75,000       --           --        --       11,984
 Petroleum Additives     1998  237,300   50,000       --           --        --        9,835

--------
 /1/Includes contributions to the Corporation's savings plan ($8,500, $8,000 and $8,000) and accruals in the Corporation's excess benefit plan ($30,000, $30,500 and $30,500) for 2000, 1999 and 1998, respectively.
 /2/Includes contributions to the Corporation's savings plan ($8,500, $8,000 and $8,000) and accruals in the Corporation's excess benefit plan ($12,090, $11,800 and $11,800) for 2000, 1999 and 1998, respectively.
 /3/Includes contributions to the Corporation's savings plan ($8,500, $8,000 and $8,000) for 2000, 1999 and 1998, respectively, and accruals in the Corporation's excess benefit plan ($5,170, $5,670 and $5,145) for 2000, 1999 and 1998, respectively.
 /4/Includes contributions to the Corporation's savings plan ($8,500, $8,000 and $8,000) for 2000, 1999 and 1998, respectively, and accruals in the Corporation's excess benefit plan ($4,500, $4,625 and $4,500) for 2000, 1999 and 1998, respectively.
 /5/Includes contributions to the Corporation's savings plan ($8,500, $8,000 and $8,000) for 2000, 1999 and 1998, respectively, and accruals in the Corporation's excess benefit plan ($3,840, $3,984 and $1,835) for 2000, 1999 and 1998, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  There were no option or stock appreciation right ("SAR") grants to the Named Executive Officers during the last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUE

  The following table presents information concerning stock option and SAR exercises by the Named Executive Officers and fiscal year end option/SAR values.

                                                    Number of Securities                  Value of Unexercised
                                                   Underlying Unexercised                 In-The-Money Options/
                                                 Options/SARs at FY-End (#)               SARs at FY-End ($)/1/
                    Shares Acquired    Value     --------------------------             -------------------------
Name                On Exercise (#) Realized ($) Exercisable        Unexercisable       Exercisable Unexercisable
----                --------------- ------------ -----------        --------------      ----------- -------------
Bruce C. Gottwald           0            $0             0                    0              $0           $0
Thomas E. Gottwald          0             0        80,000/2/           320,000/2/            0            0
Henry C. Page, Jr.          0             0        33,330/2/            80,000/2/            0            0
Newton A. Perry             0             0        32,208/2/            80,000/2/            0            0
Alexander McLean            0             0        10,000/2/           115,000/2/            0            0

--------
 /1/These values are based on $1.4375, the closing price of Ethyl Common Stock on the New York Stock Exchange on December 29, 2000.
 /2/Each of these options relates to Ethyl Common Stock and includes a tandem
   SAR.

                              RETIREMENT BENEFITS

  The following table illustrates under the Corporation's pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 2000, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.

                              Pension Plan Table*

                   Years of Pension Benefit Service and Estimated Annual Benefits
               -----------------------------------------------------------------------
Final Average
  Earnings        10       15       20       25       30       35       40       45
-------------  -------- -------- -------- -------- -------- -------- -------- --------
$ 300,000      $ 43,600 $ 65,395 $ 87,195 $108,990 $130,790 $152,590 $174,385 $196,185
$ 350,000        51,100   76,645  102,195  127,740  153,290  178,840  204,385  229,935
$ 400,000        58,600   87,895  117,195  146,490  175,790  205,090  234,385  263,685
$ 450,000        66,100   99,145  132,195  165,240  198,290  231,340  264,385  297,435
$ 500,000        73,600  110,395  147,195  183,990  220,790  257,590  294,385  331,185
$ 550,000        81,100  121,645  162,195  202,740  243,290  283,840  324,385  364,935
$ 600,000        88,600  132,895  177,195  221,490  265,790  310,090  354,385  398,685
$ 650,000        96,100  144,145  192,195  240,240  288,290  336,340  384,385  432,435
$ 700,000       103,600  155,395  207,195  258,990  310,790  362,590  414,385  466,185
$ 750,000       111,100  166,645  222,195  277,740  333,290  388,840  444,385  499,935
$ 800,000       118,600  177,895  237,195  296,490  355,790  415,090  474,385  533,685
$ 850,000       126,100  189,145  252,195  315,240  378,290  441,340  504,385  567,435
$ 900,000       133,600  200,395  267,195  333,990  400,790  467,590  534,385  601,185
$ 950,000       141,100  211,645  282,195  352,740  423,290  493,840  564,385  634,935
$1,000,000      148,600  222,895  297,195  371,490  445,790  520,090  594,385  668,685

--------
  *Assumes attainment of age 65 in 2000 and Social Security Covered
     Compensation of $35,100.

  The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of the executive officers named in the above compensation table as of December 31, 2000, are: Bruce C. Gottwald, 45; Thomas E. Gottwald, 9;
Henry C. Page, Jr., 18; Newton A. Perry, 32; and Alexander McLean, 12. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments.

  Mr. McLean, who was previously employed by Ethyl Petroleum Additives Limited, a subsidiary of the Corporation located in the United Kingdom, also participated in the Ethyl Petroleum Additives Limited Pension Plan (the "Additives Plan"). The formula under the Additives Plan is equal to 1.6667% times pensionable salary times years of service. Mr. McLean has 7.833 years of service under that plan. This accrued benefit as of April 30, 1997, is $47,028 per year, payable at age 65. This amount has been converted from British pounds to U.S. dollars at the conversion rate of 1(Pounds):$1.4897 as of December 29, 2000. The amount payable under the Additives Plan is offset from the amount payable under the pension plan described above.

                             EXCESS BENEFIT PLANS

  The Corporation maintains excess benefit plans (the "Excess Plans") in the form of nonqualified pension plans that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder under the Code. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Excess Plans. Participants in the Excess Plans receive their benefits in the form elected under the qualified employee pension plans of the Corporation or under certain circumstances in a lump sum payment.

  Mr. Walker, who retired as an officer and employee of the Corporation on January 31, 1998, will receive a series of payments that are equivalent to the present value of his accrued benefits under the Excess Plans plus any earnings on the funds designed for such payments. This arrangement is in lieu of any benefits under the Excess Plans.

                           COMPENSATION OF DIRECTORS

  Each non-employee director is paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he or she is a member. In addition, each such director has been paid a quarterly fee of $5,000. Effective April 1, 2001, the quarterly fee will be $3,000. Employee members of the Board of Directors are not paid separately for their service on the Board or its committees.

  Any director retiring from the Board after age 60 with at least five years' service on the Board will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived under certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may be discontinued under certain circumstances.

  Under the Directors' Stock Plan, on each July 1, each non-employee director is awarded that number of whole shares of Ethyl Common Stock that, when multiplied by the closing price of Ethyl Common Stock on the immediately preceding business day, as reported in The Wall Street Journal, shall as nearly as possible equal but not exceed $2,000. The shares of Ethyl Common Stock awarded under the Directors' Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in Ethyl Common Stock issued under the Director's Stock Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Directors' Stock Plan at any time. The Directors' Stock Plan provides that no awards may be made after July 1, 2001.

  Non-employee directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account (the "Deferred Compensation Plan"), or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for recordkeeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Ethyl Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.

                   BONUS, SALARY AND STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Bonus, Salary and Stock Option Committee of the Board of Directors (the "Committee"), which performs the function of a compensation committee, consists of Messrs. Berry (Chairman), Grosvenor and Scott and Ms. Cothran. The Committee is delegated the power to administer the compensation program of the Corporation applicable to its executive officers, including the Chief Executive Officer. Accordingly, the Committee submits this report on executive compensation to the shareholders.

                              Overall Objectives

  The objectives of the Corporation's executive compensation program are to:

  . Provide balanced, competitive total compensation that will enable the Corporation to attract, motivate and retain highly qualified executives;

  . Provide incentives for enhancing the profitability of the Corporation by rewarding executives for meeting individual and corporate goals; and

  . Align the financial interests of the executives closely to those of the shareholders by encouraging executive ownership of Ethyl Common Stock.

                            Elements of the Program

  The Committee believes the interests of the shareholders will be best served if the compensation program consists of cash compensation and equity ownership, with a significant portion of compensation depending upon performance. The program includes: base salary, annual bonuses in cash or cash and stock, and stock options with performance vesting and SARs. The Committee considers all elements of the program when setting appropriate compensation.

  The Corporation seeks to maintain its executive compensation packages around the mid-range of those offered generally in the job markets in which the Corporation competes for talent and experience.

  Because of the extremely difficult market conditions that the Corporation has experienced in the last several years and the low trading pricing of Ethyl Common Stock, the Committee has not been awarding any stock options. More recently the Corporation has been concentrating on streamlining operations with the focus of employment and compensation decisions directed at reducing costs.

                              Competitive Market

  The Corporation has used compensation surveys provided by compensation consultants in determining the market for executive pay. The surveys include companies that are larger and smaller than the Corporation. Some of the surveys are limited to companies in the petroleum or chemical businesses, including, but not limited to, companies shown on the Performance Graph. Other surveys include companies in other industries. References to the "market" in this report refer to the survey data.

                                 Base Salaries

  Base salaries have been based on evaluations of past and current Corporation operating profits and individual contribution to the Corporation's success, market data for comparable positions and salary levels of the Corporation's peer group companies and alignment of salary and organization within the Corporation. The Committee considers each of the individual factors but does not assign a specific value to each factor, and a subjective element is acknowledged in evaluating each executive's contribution. Salary survey data from the Corporation's peer group companies indicated the Corporation's executive level compensation to be within the ranges of compensation offered by peer group companies.

                                Annual Bonuses

  The annual bonus program has been designed to motivate and reward performance measured against individual, division, department and corporate objectives. Annual bonus awards are determined by the Committee in conjunction with senior management, and are based on evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. For 2000, no bonuses were paid to any of the executive officers.

                                 Stock Options

  Under the Incentive Stock Option Plan approved by the shareholders, the Committee, in its discretion, may grant options to purchase shares of Ethyl Common Stock (with or without related SARs) to any executive of the Corporation or any subsidiary who has contributed or can be expected to contribute to the Corporation's profits and growth. The Committee determines the amount of the grant, the term of the options and the requisite conditions for exercise. The Committee did not grant any options under the Incentive Stock Option Plan during 2000.

                               CEO Compensation

  In keeping with the objective of improving long-term performance and shareholder value, the Chief Executive Officer, as a major shareholder, strongly advocates pay for performance. The CEO asked not to be considered for a salary increase and the Committee concurred with his recommendation. Compensation survey data places the CEO's total compensation for 2000 within the range of the size-adjusted median of companies surveyed by the Corporation's compensation consultants.

  The Committee believes that the CEO continues to take necessary strategic steps to position the Corporation for the future in an extremely difficult competitive environment. As with the other executive officers, he did not receive a bonus for 2000.

                                Section 162(m)

  Section 162(m) of the Code provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation's executive officers. To meet the criteria applicable to performance-based compensation (as defined in Section 162(m) of the Code), certain of the Corporation's benefit plans would have to be amended to limit the Committee's discretion to determine individual awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant.

  The Committee believes that the flexibility on awards is an important feature of the plans and one that serves the best interests of the Corporation by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant. Further, the Committee currently does not anticipate that there will be any compensation subject to the loss of tax deductibility. Consequently, the Committee does not propose at the present time to amend any plan to comply with the performance-based criteria.

                                          THE BONUS, SALARY AND STOCK OPTION
                                           COMMITTEE

                                          William W. Berry, Chairman
                                          Gilbert M. Grosvenor
                                          Sidney Buford Scott
                                          Phyllis L. Cothran

March 19, 2001

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the Board of Directors (the "Audit Committee") is composed of four independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee reviews audit fees and recommends to the Board of Directors, subject to shareholder ratification, the selection of the Corporation's independent accountants. Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Corporation's independent accountants.

  Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers.

  The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), including the scope of the auditor's responsibilities, significant accounting adjustments and any disagreements with management.

  The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers that firm's independence from the Corporation.

  Based upon the Audit Committee's discussions with management and PricewaterhouseCoopers and the Audit Committee's review of the representation of management and the report of PricewaterhouseCoopers to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

  During the fiscal year ended December 31, 2000, PricewaterhouseCoopers billed the Corporation the fees set forth below in connection with services rendered by that firm to the Corporation.

  Audit Fees. For professional services rendered by PricewaterhouseCoopers for the audit of the Corporation's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in the Corporation's Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2000, PricewaterhouseCoopers billed the Corporation fees in the aggregate amount of $608,000.

  Financial Information Systems Design and Implementation Fees. For the fiscal year ended December 31, 2000, PricewaterhouseCoopers rendered professional services to the Corporation in connection with (i) directly or indirectly operating, or supervising the operation of the Corporation's information system or managing the Corporation's local area network, (ii) designing or implementing a hardware or software system that aggregates source data underlying the Corporation's financial statements or generates information that is significant to the Corporation's financial statements taken as a whole and (iii) assessing, designing and implementing internal accounting controls and risk management controls. PricewaterhouseCoopers billed the Corporation fees in the aggregate amount of $133,600 for the services described above.

  All Other Fees. For professional services other than those described above for the fiscal year ended December 31, 2000, PricewaterhouseCoopers billed the Corporation fees in the aggregate amount of $333,800. This amount includes an aggregate amount of $117,000 that PricewaterhouseCoopers billed for services rendered in connection with the performance of internal audit procedures for the Corporation. In addition to performing an independent audit of the Corporation's consolidated financial statements, PricewaterhouseCoopers has been engaged by the Corporation to conduct internal audit projects under the direction of the Corporation.

  The Audit Committee has considered whether the provision of services described above under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of PricewaterhouseCoopers.

                                          THE AUDIT COMMITTEE

                                          Phyllis L. Cothran, Chairman
                                          William W. Berry
                                          Gilbert M. Grosvenor
                                          Sidney Buford Scott

March 26, 2001

                                [GRAPH]
-------------------------------------------------------------------------------
                     Ethyl                           Chemical      The Lubrizol
Date              Corporation         S&P 500        Composite     Corporation
-------------------------------------------------------------------------------
December 1995      $100.00           $100.00          $100.00       $100.00
December 1996      $ 80.92           $122.90          $124.57       $115.38
December 1997      $ 68.78           $163.85          $151.56       $140.94
December 1998      $ 52.61           $210.58          $142.08       $101.69
December 1999      $ 34.70           $254.83          $166.20       $127.14
December 2000      $ 14.91           $231.62          $152.19       $110.86

  *Assumes $100 invested on last day of December 1995. Dividends are reinvested quarterly.

  The Corporation included a comparison with The Lubrizol Corporation, which is the only other corporation listed on The New York Stock Exchange with lubricant additives as a primary business.

                            DESIGNATION OF AUDITORS

  The Board of Directors has designated PricewaterhouseCoopers LLP, certified public accountants, as the Corporation's independent auditors for the year 2001, subject to shareholder approval. Coopers & Lybrand, L.L.P., which was the predecessor of PricewaterhouseCoopers, has audited the Corporation's financial statements since 1962 and those of the former Ethyl Corporation (Delaware) from 1947 to 1962. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

  PricewaterhouseCoopers' principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation's quarterly reports.

                       PROPOSALS FOR 2002 ANNUAL MEETING

  Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2002 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than December 26, 2001, in order for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 2002 annual meeting on Thursday, April 25, 2002.

  The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          M. Rudolph West, Secretary

                                                                     Appendix A

                               Ethyl Corporation
                            Audit Committee Charter

Introduction

  The Board of Directors ("Board") continuously reviews current trends and best practice in relation to corporate governance. The Board has constituted an Audit Committee to assist the Board in fulfilling its responsibilities in the following areas:

  . Effective management of financial risks;

  . Reliable management and financial reporting processes;

  . Compliance with laws and regulations; and

  . Maintenance of an effective and efficient audit.

  This Charter sets out the specific responsibilities delegated by the Board to the Audit Committee and details the manner in which the Audit Committee will operate.

Responsibilities

 Effective Management of Financial Risks

  To be aware of the current areas of greatest financial risk and that management is effectively assessing and managing the risks.

  To satisfy itself that effective systems of accounting and internal control are established and maintained to manage financial risk.

  To satisfy itself regarding the integrity and prudence of management control systems, including the review of policies and/or practices.

  To inform the Board of any matters that may significantly impact the financial condition or affairs of the company, and help assess the related risks and planned actions to manage those risks, including specific project reviews of returns on investment and capital employed at appropriate periods of 1-3-5 years following the approval of projects.

 Reliable Management and Financial Reporting Processes

  To review and assess the adequacy of management reporting to the Board in terms of the quantity, quality and timing of financial information, as well as related financial disclosures and decisions, necessary to understand and report internally and externally on the company's operations and financial condition.

  To review the entity's accounting policies and practices in the light of evolving requirements of accounting principles in accordance with Generally Accepted Accounting Practices in the US, the Securities and Exchange Commission (SEC), and the American Institute of Certified Public Accountants (AICPA), and other relevant requirements.

  To review, or cause the Committee or the Chairman of the Committee to review, with the financial management of the Corporation and the Corporation's independent accountants the financial statements prior to the public release of the Corporation's earnings.

  To discuss with the independent accountants the matters required to be discussed by the Generally Accepted Auditing Standards (SAS No. 61) relating to the conduct of the audit.

  To include in the Corporation's proxy or information statements relating to annual meetings of shareholders at which directors are to be elected (or special meetings or written consent in lieu of such meetings), a report of the Audit Committee that complies with the SEC's regulations for such reports.

  To review filings made with SEC and other published documents containing the Corporation's financial statements and consider whether the information contained in such documents is consistent with the information contained in the Corporation's internal financial statements.

 Compliance with Laws and Regulations

  To be updated with developments and changes in the law relating to the responsibilities and liabilities of Directors and to monitor and review the extent to which the Board is meeting its obligations.

  To monitor developments and changes in the various rules, regulations and laws which relate generally to the entity's business operations and to monitor and review the extent to which the entity is complying with such laws.

 Maintenance of Effective and Efficient Audit Processes

  To recommend to the Board the appointment of external auditors, recognizing that the external auditor is ultimately accountable to the Board of Directors.

  To review the appointment, replacement, reassignment, or dismissal of the members of the Corporation's internal auditing department.

  To review the efficiency and effectiveness of both the internal and external auditors in relation to their respective responsibilities.

  To monitor that there have been no unjustified restrictions or limitations placed on the auditors.

  To assess that the scope of the audits (external and internal) are adequate, ensuring emphasis is placed on areas where the Audit Committee, management or the auditors believe special emphasis is necessary.

  To review and assess the findings of the internal and external auditors and the planned actions and timetable proposed by management in response to the findings.

 Other Responsibilities

  To discuss and review with the Corporation's independent accountants their ultimate accountability to the Board and the Audit Committee.

  To ensure that the Corporation's independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Corporation as required by the Independence Standards Board.

  To engage actively in a dialogue with the Corporation's independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the Board take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

  To report any matter identified during the course of carrying out its duties that the Audit Committee considers should be brought to the attention of the Board.

  To perform or undertake on behalf of the Board any such other tasks or actions as the Board may from time to time authorize.

Administration Matters

 Membership and Attendance at Meetings

  The Audit Committee will comprise four members of the Board, each of whom shall be an Independent Director in accordance with the Rules of the New York Stock Exchange. All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the Rules of the New York Stock Exchange. In addition, at least one member of the Committee will have accounting or related financial management expertise. A quorum shall be three.

  The members of the Audit Committee shall be elected by the Board annually and shall serve for one year or until their successors are elected and qualified. The members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee.

  The Audit Committee may invite such other persons (e.g., Chief Financial Officer, Corporate Controller, Director of Business Assurance) as it deems appropriate.

  Internal and external audit shall normally make presentations to the Audit Committee at its meetings.

  The Secretary of the Audit Committee shall be the Secretary of the entity or such other person as nominated by the Board.

 Meetings

  Face to face or telephonic meetings shall be held at least four times a year or more frequently as circumstances dictate. Special meetings of the Audit Committee may be convened as required. The internal or external auditors may request a meeting if they consider that one is necessary.

  The proceedings of these meetings will be documented in minutes.

  It is expected that regular reports will be received on matters to be defined by the Audit Committee but are likely to include:

  . Internal audit reports

  . Compliance certifications

  . Security and fraud reports

  . External audit reports

  . Significant SEC and IRS communications

  . Annual Audit Committee Charter review

  The Audit Committee shall meet at least annually with the Corporation's management, the members of the Corporation's internal auditing department and the Corporation's independent accountants in executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

 Board Reporting

  The Audit Committee should report to the Board as necessary and should report annually to the Board summarizing the activities of the Audit Committee during the previous financial year.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations.

                               ETHYL CORPORATION
                               Richmond, Virginia

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 30, 2001

  The undersigned hereby appoints Bruce C. Gottwald and Sidney Buford Scott, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Ethyl Corporation, at the annual meeting of shareholders to be held May 30, 2001, and at any and all adjournments or postponements thereof:

1.  ELECTION OF DIRECTORS:  [ ] FOR all nominees  [ ] WITHHOLD
                            (except as indicated      AUTHORITY
                            to the contrary below)    to vote for all nominees
                                                      listed below

William W. Berry, Phyllis L. Cothran, Bruce C. Gottwald, Thomas E. Gottwald, Gilbert M. Grosvenor, Sidney Buford Scott and Charles B. Walker.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)
______________________________________________________________________________

2. The proposal to approve the appointment of PricewaterhouseCoopers LLP as the auditors for the Corporation for 2001.

  [ ]  FOR                    [ ]  AGAINST             [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees and FOR Proposal 2.

                          Dated _____________________, 2001

                          ____________________________________
                          Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.